Exhibit 99.1

Release:	4:05 P.M. January 20, 2026

212-365-6721

IR@MCBankNY.com

Metropolitan Bank Holding Corp. Reports Fourth Quarter and Full Year 2025 Results

Quarterly Net Income of $28.9 Million Supported by Continued Margin Expansion to 4.10%

Achieved Quarterly Annualized ROAE of 15.6%

Financial Highlights

●Diluted earnings per share of $2.77 for the fourth quarter of 2025, compared to $0.67 for the prior linked quarter and $1.88 for the prior year period.
●Net interest income for the fourth quarter of 2025 was $85.3 million, an increase of $8.0 million, or 10.4%, compared to $77.3 million for the prior linked quarter and an increase of $18.7 million or 28.1%, compared to the prior year period.
●The net interest margin for the fourth quarter of 2025 was 4.10%, an increase of 22 basis points compared to 3.88% for the prior linked quarter and an increase of 44 basis points compared to 3.66% for the prior year period.
●Annualized return on average equity (“ROAE”) of 15.6% and annualized return on average tangible common equity1 (“ROATCE”) of 15.8% for the fourth quarter of 2025.
●On January 16, 2026, declared a quarterly cash dividend of $0.20 per share on the Company’s common stock, an increase of $0.05 from the prior quarterly dividend of $0.15 per share.
●Total loans at December 31, 2025 were $6.8 billion, an increase of $28.5 million, or 0.4%, from September 30, 2025 and $776.2 million, or 12.9%, from December 31, 2024.
●Total deposits at December 31, 2025 were $7.4 billion, an increase of $304.4 million, or 4.3%, from September 30, 2025 and $1.4 billion, or 23.3%, from December 31, 2024.
●The Company and Bank have total risk-based capital ratios of 12.3% and 11.7%, respectively, at December 31, 2025, well above regulatory minimums. The Bank is “well capitalized” under all applicable regulatory guidelines.

1 Non-GAAP financial measure. See Reconciliation of Non-GAAP Measures on page 13.

NEW YORK, January 20, 2026 ‒ Metropolitan Bank Holding Corp. (the “Company”) (NYSE: MCB), the holding company for Metropolitan Commercial Bank (the “Bank”), reported net income of $28.9 million, or $2.77 per diluted common share, for the fourth quarter of 2025 compared to $7.1 million, or $0.67 per diluted common share, for the third quarter of 2025, and $21.4 million, or $1.88 per diluted common share, for the fourth quarter of 2024.

Mark DeFazio, President and Chief Executive Officer, commented,

“We are pleased to report our financial performance for both the fourth quarter and the year. In 2025 we continued to execute on our organic growth strategy. Loan growth for the year was $776 million, or approximately 13%, funded entirely with deposit growth. In fact, for the year our deposit growth exceeded our exceptional loan growth by more than $600 million, affording us the ability to pay off all wholesale funding and close the year with a robust cash position. Our performance underscores our leading market position and our resilient business model. We continue to take the right steps to position the bank for above market growth, while balancing this with our acute focus on risk management. Displaying strong momentum in the fourth quarter we achieved a net interest margin of 4.10% and ROATCE of 15.8%.

“As we look ahead to 2026 we are committed to leveraging the success and momentum achieved in the fourth quarter. We are confident we can continue to deliver exceptional customer service and a compelling long-term value proposition to investors.”

Balance Sheet

Total loans, net of deferred fees and unamortized costs, were $6.8 billion at December 31, 2025, an increase of $28.5 million, or 0.4%, from September 30, 2025, and an increase of $776.2 million, or 12.9%, from December 31, 2024. Loan production was $510.9 million for the fourth quarter of 2025 compared to $514.2 million for the prior linked quarter and $309.0 million for the prior year period. The increase in total loans from September 30, 2025, was due primarily to an increase of $131.4 million in commercial real estate (“CRE”) loans (including owner-occupied), partially offset by a decrease of $81.4 million in commercial and industrial (“C&I”) loans. The increase in total loans from December 31, 2024 was due primarily to an increase of $884.1 million in CRE loans (including owner-occupied), partially offset by a decrease of $174.5 million in C&I loans.

Total deposits were $7.4 billion at December 31, 2025, an increase of $304.4 million, or 4.3%, from September 30, 2025, and an increase of $1.4 billion, or 23.3%, from December 31, 2024. Deposit growth for the quarter and for the year was broadly distributed across the Bank’s various deposit verticals.

The Bank’s liquidity position remains robust. At December 31, 2025, cash on deposit with the Federal Reserve Bank of New York and available secured funding capacity totaled $3.3 billion, which represented 176% of our estimated uninsured deposits. Total cash and cash equivalents were $393.6 million at December 31, 2025.

The Company and Bank have total risk-based capital ratios well above regulatory minimums. The Bank is “well capitalized” under all applicable regulatory guidelines. During the fourth quarter of 2025, we repurchased approximately 293,000 shares of MCB common stock at a weighted average price of $68.09, or approximately 93.7% of year-end tangible book value per share. Total non-owner-occupied CRE loans were 376.5% of total risk-based capital at December 31, 2025, compared to 373.5% and 346.1% at September 30, 2025 and December 31, 2024, respectively. The increase in the CRE concentration ratio from December 31, 2024 was affected by the Company’s common stock repurchases in 2025, which were funded by dividends paid from the Bank to the Company.

Income Statement

Financial Highlights

	Three months ended			Year ended
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
(dollars in thousands, except per share data)	2025	2025	2024	2025	2024
Total revenues(1)	$88,408	$79,838	$71,004	$315,106	$276,913
Net income (loss)	$28,857	$7,119	$21,418	71,098	66,686
Diluted earnings (loss) per common share	$2.77	$0.67	$1.88	6.62	5.93
Return on average assets(2)	1.38%	0.35%	1.16%	0.90%	0.91%
Return on average equity(2)	15.6%	3.9%	11.8%	9.7%	9.6%
Return on average tangible common equity(2), (3), (4)	15.8%	3.9%	12.0%	9.8%	9.7%

(1)	Total revenues equal net interest income plus non-interest income.
(2)	For periods less than a year, ratios are annualized.
(3)	Non-GAAP financial measure. See Reconciliation of Non-GAAP Measures on page 13.
(4)	Net income divided by average tangible common equity.

Net Interest Income

Net interest income for the fourth quarter of 2025 was $85.3 million compared to $77.3 million for the prior linked quarter and $66.6 million for the prior year period. The $8.0 million increase from the prior linked quarter was due primarily to an increase in the average balance of loans, and a decrease in the cost of funds, partially offset by an increase in the average balance of interest-bearing deposits. The $18.7 million increase from the prior year period was due primarily to an increase in the average balance of loans and a decrease in the cost of funds, partially offset by an increase in the average balance of interest-bearing deposits.

Net interest income for the year 2025 was $303.2 million compared to $253.1 million for the prior year. The $50.1 million increase from the prior year was due primarily to an increase in the average balance of loans and a decrease in the cost of funds.

Net Interest Margin

Net interest margin for the fourth quarter of 2025 was 4.10% compared to 3.88% and 3.66% for the prior linked quarter and prior year period, respectively. The Bank’s ability to expand its net interest margin compared to the prior-linked quarter and prior year period was supported by rigorous loan and deposit pricing initiatives and the recent decline in short-term interest rates.

Net interest margin for the year 2025 was 3.88% compared to 3.53% for the prior year, primarily driven by the decrease in the cost of funds and loan spread discipline.

The total cost of funds for the fourth quarter of 2025 was 279 basis points compared to 305 basis points and 325 basis points for the prior linked quarter and prior year period, respectively. The decrease from the prior linked quarter and prior year primarily reflects the reduction in short-term interest rates, changes in the deposit mix and hedging activities.

The total cost of funds for the year 2025 was 302 basis points compared to 332 basis points for the prior year. The decrease primarily reflects the reduction in short-term interest rates that favorably impacted our cost of deposits.

Non-Interest Income

Non-interest income was $3.1 million for the fourth quarter of 2025, an increase of $556,000 from the prior linked quarter and a decrease of $1.3 million from the prior year period. The increase from the prior linked quarter was due primarily to a $674,000 gain on the sale of securities in the fourth quarter of 2025. The decrease from the prior year period was driven primarily by the absence of $2.1 million in Banking-as-a-Service revenue, a business we exited in 2024.

Non-interest income was $11.9 million for the year 2025, a decrease of $12.0 million from the prior year. The decrease from the prior year was driven primarily by the absence of $13.4 million in Banking-as-a-Service revenue.

Non-Interest Expense

Non-interest expense was $44.4 million for the fourth quarter of 2025, a decrease of $1.4 million from the prior linked quarter and an increase of $6.2 million from the prior year period. The decrease from the prior linked quarter was primarily due to a decrease of $1.3 million in compensation and benefits. The $6.2 million increase from the prior year period was due primarily to a $4.0 million increase in technology costs and a $2.7 million increase in deposit program related fees, partially offset by a $1.4 million decrease in Federal Deposit Insurance Corporation (“FDIC”) assessments.

Non-interest expense was $176.0 million for the year 2025, an increase of $2.4 million from the prior year. The increase from the prior year was due primarily to a $7.2 million increase in deposit program fees, a $6.2 million increase in compensation and benefits related to the increase in the number and mix of employees, and a $6.1 million increase in technology costs related to the digital transformation initiatives, partially offset by a decrease of $9.5 million in the regulatory settlement reserve, a $6.4 million decrease in professional fees and a decrease of $2.2 million in FDIC assessments.

Income Tax Expense

The effective tax rate for the year 2025 was 30.0% compared to 31.3% for the prior year.

Asset Quality

The ratio of non-performing loans to total loans was 1.28% at December 31, 2025 and 1.20% at September 30, 2025 and 0.54% at December 31, 2024. The increase in the non-performing loan ratio from the prior linked quarter primarily reflects the non-performing classification in the fourth quarter of 2025 of two multi-family loans totaling $5.3 million. The increase in the non-performing loan ratio from the prior year period is primarily attributable to a single out-of-market CRE multi-family loan relationship that was classified as non-performing in the third quarter of 2025.

The allowance for credit losses was $97.1 million at December 31, 2025, an increase of $2.9 million from September 30, 2025 and an increase of $33.8 million from December 31, 2024. The increase from December 31, 2024 primarily reflects an $18.7 million provision in the third quarter of 2025 related to single out-of-market CRE multi-family loan relationship and loan growth.

Conference Call

The Company will conduct a conference call at 9:00 a.m. ET on Wednesday, January 21, 2026, to discuss the results. To access the event by telephone, please dial 800-245-3047 (US), 203-518-9765 (INTL), and provide conference ID: MCBQ425 approximately 15 minutes prior to the start time (to allow time for registration).

The call will also be broadcast live over the Internet and accessible at MCB Quarterly Results Conference Call and in the Investor Relations section of the Company’s website at MCB News. To listen to the live webcast, please visit the site at least 15 minutes prior to the start time to register, download and install any necessary audio software.

For those unable to join for the live presentation, a replay of the webcast will also be available later that day accessible at MCB Quarterly Results Conference Call.

About Metropolitan Bank Holding Corp.

Metropolitan Bank Holding Corp. (NYSE: MCB) is the parent company of Metropolitan Commercial Bank (the “Bank”), a New York City based full-service commercial bank. The Bank provides a broad range of business, commercial and personal banking products and services to individuals, small businesses, private and public middle-market corporate enterprises and institutions, municipalities, and local government entities.

Metropolitan Commercial Bank was named one of Newsweek’s Best Regional Banks in 2024 and 2025. The Independent Community Bankers of America ranked the Bank as a top ten loan producer in 2024 among commercial banks with more than $1 billion in assets. Kroll affirmed a BBB+ (investment grade) deposit rating on January 29, 2025. For the fourth time, MCB has earned a place in the Piper Sandler Bank Sm-All Stars Class of 2024.

The Bank is a New York State chartered commercial bank, a member of the Federal Reserve System and the Federal Deposit Insurance Corporation, and an equal housing lender. For more information, please visit the Bank’s website at MCBankNY.com.

Forward-Looking Statement Disclaimer

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include but are not limited to the Company’s future financial condition and capital ratios, results of operations and the Company’s outlook, business, share repurchases under the program, and dividend payments. Forward-looking statements are not historical facts. Such statements may be identified by the use of such words as “may,” “believe,” “expect,” “anticipate,” “plan,” “continue” or similar terminology. These statements relate to future events or our future financial performance and involve risks and uncertainties that are difficult to predict and are generally beyond our control and may cause our actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we caution you not to place undue reliance on these forward-looking statements. Factors which may cause our forward-looking statements to be materially inaccurate include, but are not limited to the following: the interest rate policies of the Federal Reserve and other regulatory bodies; an unexpected deterioration in the performance of our loan or securities portfolios; changes in liquidity, including the size and composition of our deposit portfolio and the percentage of uninsured deposits in the portfolio; unexpected increases in our expenses; different than anticipated growth and our ability to manage our growth; global pandemics, or localized epidemics, could adversely affect the Company’s financial condition and results of operations; potential recessionary conditions, including the related effects on our borrowers and on our financial condition and results of operations; an unanticipated loss of key personnel or existing clients, or an inability to attract key employees; increases in competitive pressures among financial institutions or from non-financial institutions which may result in unanticipated changes in our loan or deposit rates; unanticipated increases in FDIC insurance premiums or future assessments; legislative, tax or regulatory changes or actions, which may adversely affect the Company’s business; impacts related to or resulting from regional and community bank failures and stresses to regional banks; changes in deposit flows, funding sources or loan demand, which may adversely affect the Company’s business; changes in accounting principles, policies or guidelines may cause the Company’s financial condition or results of operation to be reported or perceived differently; general economic conditions, including unemployment rates, either nationally or locally in some or all of the areas in which the Company does business, or conditions in the securities markets or the banking industry being less favorable than currently anticipated; inflation, which may lead to higher operating costs; declines in real estate values in the Company’s market area, which may adversely affect our loan production; an unexpected adverse financial, regulatory, legal or bankruptcy event experienced by our non-bank financial service clients or critical technology service providers; system failures or cybersecurity breaches of our information technology infrastructure and/or confidential information or those of the Company’s third-party service providers; emerging issues related to the development and use of artificial intelligence that could give rise to legal or regulatory action, damage our reputation or otherwise materially harm our business or clients; failure to maintain current technologies or technological changes that may be more difficult or expensive to implement than anticipated, and failure to successfully implement future information technology enhancements; the costs, including the possible incurrence of fines, penalties, or other negative effects (including reputational harm) of any adverse judicial, administrative, or arbitral rulings or proceedings, regulatory enforcement actions, or other legal actions to which we or any of our subsidiaries are a party, and which may adversely affect our results; the current or anticipated impact of military conflict, terrorism or other geopolitical events; the successful implementation or consummation of new business initiatives, which may be more difficult or expensive than anticipated; the timely and efficient development of new products and services offered by the Company or its strategic partners, as well as risks (including reputational and litigation) attendant thereto, and the perceived overall value and acceptance of these products and services by clients; changes in consumer spending, borrowing or savings habits; the risks associated with adverse changes to credit quality; an unexpected failure to successfully manage our credit risk and the sufficiency of our allowance for credit losses; credit and other risks from borrower and depositor concentrations (e.g., by geographic area and by industry); difficulties associated with achieving or predicting expected future financial results; and the potential impact on the Company’s operations and clients resulting from natural or man-made disasters, wars, acts of terrorism, cyberattacks and pandemics, as well as those discussed under the heading “Risk Factors” in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q which have been filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Forward-looking statements speak only as of the date of this release. We do not undertake (and expressly disclaim) any obligation to update or revise any forward-looking statement, except as may be required by law.

Consolidated Balance Sheet (unaudited)

	Dec. 31,	Sept. 30,	Jun. 30,	Mar. 31,	Dec. 31,
(in thousands)	2025	2025	2025	2025	2024
Assets
Cash and due from banks	$12,086	$13,109	$13,577	$18,572	$13,078
Overnight deposits	381,501	372,827	138,876	177,891	187,190
Total cash and cash equivalents	393,587	385,936	152,453	196,463	200,268
Investment securities available-for-sale	578,932	552,441	551,029	523,542	482,085
Investment securities held-to-maturity	356,627	376,447	387,901	398,973	428,557
Equity investment securities, at fair value	5,609	5,548	5,276	5,221	5,109
Total securities	941,168	934,436	944,206	927,736	915,751
Other investments	20,632	27,330	27,297	27,062	30,636
Loans, net of deferred fees and unamortized costs	6,810,233	6,781,703	6,612,789	6,342,122	6,034,076
Allowance for credit losses	(97,081)	(94,239)	(74,071)	(67,803)	(63,273)
Net loans	6,713,152	6,687,464	6,538,718	6,274,319	5,970,803
Other assets	187,177	199,264	191,175	190,718	183,291
Total assets	$8,255,716	$8,234,430	$7,853,849	$7,616,298	$7,300,749

Liabilities and Stockholders' Equity
Deposits
Non-interest-bearing demand deposits	$1,479,420	$1,382,345	$1,427,439	$1,384,524	$1,334,054
Interest-bearing deposits	5,897,758	5,690,414	5,363,867	5,064,768	4,648,919
Total deposits	7,377,178	7,072,759	6,791,306	6,449,292	5,982,973
Federal funds purchased	—	125,000	50,000	125,000	210,000
Federal Home Loan Bank of New York advances	—	150,000	150,000	160,000	240,000
Trust preferred securities	20,620	20,620	20,620	20,620	20,620
Secured and other borrowings	10,975	17,355	17,366	17,403	7,441
Other liabilities	103,831	116,656	101,589	106,137	109,888
Total liabilities	7,512,604	7,502,390	7,130,881	6,878,452	6,570,922

Common stock	113	113	113	113	112
Additional paid in capital	405,565	403,708	401,055	398,823	400,188
Retained earnings	450,639	423,338	417,782	399,015	382,661
Accumulated other comprehensive gain (loss), net of tax effect	(39,739)	(41,852)	(45,455)	(47,170)	(53,134)
Treasury stock, at cost	(73,466)	(53,267)	(50,527)	(12,935)	—
Total stockholders’ equity	743,112	732,040	722,968	737,846	729,827
Total liabilities and stockholders’ equity	$8,255,716	$8,234,430	$7,853,849	$7,616,298	$7,300,749

Consolidated Statement of Income (unaudited)

	Three months ended			Year ended
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
(dollars in thousands, except per share data)	2025	2025	2024	2025	2024
Total interest income	$137,465	$132,000	$119,829	$515,278	$468,379
Total interest expense	52,140	54,689	53,226	212,043	215,295
Net interest income	85,325	77,311	66,603	303,235	253,084
Provision for credit losses	2,846	23,862	1,500	37,592	6,257
Net interest income after provision for credit losses	82,479	53,449	65,103	265,643	246,827

Non-interest income
Service charges on deposit accounts	2,037	2,047	2,177	8,388	8,269
Global Payments Group revenue	—	—	2,100	—	13,355
Other income	1,046	480	124	3,483	2,205
Total non-interest income	3,083	2,527	4,401	11,871	23,829

Non-interest expense
Compensation and benefits	20,361	21,674	19,615	84,029	77,859
Bank premises and equipment	2,682	2,664	2,520	10,322	9,656
Professional fees	2,857	3,506	3,687	14,932	21,320
Technology costs	5,965	5,297	1,989	17,135	11,012
Deposit related program fees	7,067	6,800	4,379	24,021	16,836
FDIC assessments	1,610	1,972	2,980	9,548	11,780
Regulatory settlement reserve	—	—	(537)	—	9,463
Other expenses	3,839	3,881	3,528	16,018	15,649
Total non-interest expense	44,381	45,794	38,161	176,005	173,575

Net income before income tax expense	41,181	10,182	31,343	101,509	97,081
Income tax expense	12,324	3,063	9,925	30,411	30,395
Net income (loss)	$28,857	$7,119	$21,418	$71,098	$66,686

Earnings per common share:
Average common shares outstanding:
Basic	10,214,267	10,398,255	11,196,822	10,594,606	11,179,074
Diluted	10,418,492	10,587,402	11,388,163	10,741,670	11,255,223
Basic earnings (loss)	$2.83	$0.68	$1.91	$6.71	$5.97
Diluted earnings (loss)	$2.77	$0.67	$1.88	$6.62	$5.93

Loan Production, Asset Quality & Regulatory Capital

	Dec. 31,	Sept. 30,	Jun. 30,	Mar. 31,	Dec. 31,
	2025	2025	2025	2025	2024
LOAN PRODUCTION (in millions)	$510.9	$514.2	$492.0	$409.8	$309.0

ASSET QUALITY (in thousands)
Non-performing loans:
Commercial real estate	$75,408	$70,122	$28,480	$25,087	$25,087
Commercial and industrial	8,989	8,989	8,989	8,989	6,989
One- to four- family	2,450	2,451	2,469	446	452
Consumer	37	—	—	22	72
Total non-performing loans	$86,884	$81,562	$39,938	$34,544	$32,600
Non-performing loans to total loans	1.28%	1.20%	0.60%	0.54%	0.54%
Allowance for credit losses	$97,081	$94,239	$74,071	$67,803	$63,273
Allowance for credit losses to total loans	1.43%	1.39%	1.12%	1.07%	1.05%
Charge-offs	$—	$(3,858)	$(112)	$(118)	$(106)
Recoveries	$58	$72	$126	$180	$120
Net charge-offs/(recoveries) to average loans (annualized)	—%	0.22%	—%	—%	—%

REGULATORY CAPITAL
Tier 1 Leverage:
Metropolitan Bank Holding Corp.	9.5%	9.8%	10.0%	10.7%	10.8%
Metropolitan Commercial Bank	9.1%	9.4%	9.8%	10.1%	10.6%

Common Equity Tier 1 Risk-Based (CET1):
Metropolitan Bank Holding Corp.	10.7%	10.6%	10.8%	11.4%	11.9%
Metropolitan Commercial Bank	10.5%	10.4%	10.9%	11.0%	12.0%

Tier 1 Risk-Based:
Metropolitan Bank Holding Corp.	11.0%	10.9%	11.1%	11.7%	12.3%
Metropolitan Commercial Bank	10.5%	10.4%	10.9%	11.0%	12.0%

Total Risk-Based:
Metropolitan Bank Holding Corp.	12.3%	12.2%	12.2%	12.8%	13.3%
Metropolitan Commercial Bank	11.7%	11.7%	12.0%	12.1%	13.0%

Performance Measures

	Three months ended			Year ended
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
(dollars in thousands, except per share data)	2025	2025	2024	2025	2024
Net income (loss) available to common shareholders	$28,857	$7,119	$21,418	$71,098	$66,686

Per common share:
Basic earnings (loss)	$2.83	$0.68	$1.91	$6.71	$5.97
Diluted earnings (loss)	$2.77	$0.67	$1.88	$6.62	$5.93
Common shares outstanding:
Period end	10,088,617	10,382,218	11,197,625	10,088,617	11,197,625
Average fully diluted	10,418,492	10,587,402	11,388,163	10,741,670	11,255,223
Return on:(1)
Average total assets	1.38%	0.35%	1.16%	0.90%	0.91%
Average equity	15.6%	3.9%	11.8%	9.7%	9.6%
Average tangible common equity(2), (3)	15.8%	3.9%	12.0%	9.8%	9.7%
Yield on average earning assets(1)	6.60%	6.62%	6.58%	6.59%	6.53%
Total cost of deposits(1)	2.75%	2.98%	3.15%	2.95%	3.22%
Net interest spread(1)	3.16%	2.85%	2.28%	2.84%	1.94%
Net interest margin(1)	4.10%	3.88%	3.66%	3.88%	3.53%
Net charge-offs as % of average loans(1)	—%	0.22%	—%	0.06%	—%
Efficiency ratio(4)	50.2%	57.4%	53.7%	55.9%	62.7%

(1)For periods less than a year, ratios are annualized.

(2)Net income divided by average tangible common equity.

(3)Non-GAAP financial measure. See Reconciliation of Non-GAAP Measures on page 13.

(4)Total non-interest expense divided by total revenues.

Interest Margin Analysis

	Three months ended
	Dec. 31, 2025			Sept. 30, 2025			Dec. 31, 2024
	Average		Yield /	Average		Yield /	Average		Yield /
(dollars in thousands)	Balance	Interest	Rate (1)	Balance	Interest	Rate (1)	Balance	Interest	Rate (1)
Assets:
Interest-earning assets:
Loans (2)	$6,905,105	$127,338	7.32%	$6,690,695	$123,521	7.32%	$6,027,313	$111,486	7.36%
Available-for-sale securities	624,952	4,606	2.92	626,434	4,224	2.68	567,548	3,256	2.28
Held-to-maturity securities	372,218	1,733	1.85	383,238	1,780	1.84	434,234	2,012	1.84
Equity investments	5,830	44	3.02	5,751	43	2.94	5,477	39	2.81
Overnight deposits	330,538	3,349	4.02	177,016	1,995	4.47	180,175	2,469	5.45
Other interest-earning assets	24,553	396	6.41	27,564	437	6.29	30,255	567	7.46
Total interest-earning assets	8,263,196	137,466	6.60	7,910,698	132,000	6.62	7,245,002	119,829	6.58
Non-interest-earning assets	152,006			128,891			181,786
Allowance for credit losses	(95,523)			(74,877)			(63,536)
Total assets	$8,319,679			$7,964,712			$7,363,252
Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Money market and savings accounts	$5,727,076	48,925	3.39	$5,340,340	49,856	3.70	$4,459,792	47,581	4.24
Certificates of deposit	171,784	1,707	3.94	126,600	1,321	4.14	116,062	1,254	4.30
Total interest-bearing deposits	5,898,860	50,632	3.41	5,466,940	51,177	3.71	4,575,854	48,835	4.25
Borrowed funds	119,532	1,509	5.01	289,518	3,512	4.81	350,892	4,391	4.98
Total interest-bearing liabilities	6,018,392	52,141	3.44	5,756,457	54,689	3.77	4,926,746	53,226	4.30
Non-interest-bearing liabilities:
Non-interest-bearing deposits	1,409,271			1,354,163			1,586,005
Other non-interest-bearing liabilities	156,294			122,811			128,995
Total liabilities	7,583,957			7,233,431			6,641,746
Stockholders' equity	735,722			731,281			721,506
Total liabilities and equity	$8,319,679			$7,964,712			$7,363,252
Net interest income		$85,325			$77,311			$66,603
Net interest rate spread (3)			3.16%			2.85%			2.28%
Net interest margin (4)			4.10%			3.88%			3.66%
Total cost of deposits (5)			2.75%			2.98%			3.15%
Total cost of funds (6)			2.79%			3.05%			3.25%

(1)	Ratios are annualized.
(2)	Amount includes deferred loan fees and non-performing loans.
(3)	Determined by subtracting the annualized average cost of total interest-bearing liabilities from the annualized average yield on total interest-earning assets.
(4)	Determined by dividing annualized net interest income by total average interest-earning assets.
(5)	Determined by dividing annualized interest expense on deposits by total average interest-bearing and non-interest-bearing deposits.
(6)	Determined by dividing annualized interest expense by the sum of total average interest-bearing liabilities and total average non-interest-bearing deposits.

	Year ended
	Dec. 31, 2025			Dec. 31, 2024
	Average		Yield /	Average		Yield /
(dollars in thousands)	Balance	Interest	Rate	Balance	Interest	Rate
Assets:
Interest-earning assets:
Loans (1)	$6,573,447	$480,497	7.31%	$5,842,570	$429,748	7.36%
Available-for-sale securities	609,162	16,128	2.65	576,040	12,917	2.24
Held-to-maturity securities	391,642	7,304	1.87	450,048	8,369	1.86
Equity investments	5,664	169	2.97	3,377	92	2.73
Overnight deposits	211,880	9,347	4.41	269,472	15,013	5.57
Other interest-earning assets	27,661	1,833	6.63	29,386	2,240	7.62
Total interest-earning assets	7,819,456	515,278	6.59	7,170,893	468,379	6.53
Non-interest-earning assets	137,373			182,936
Allowance for credit losses	(76,069)			(60,384)
Total assets	$7,880,760			$7,293,445
Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Money market and savings accounts	$5,238,150	$193,079	3.69	$4,298,166	$195,695	4.55
Certificates of deposit	139,676	5,731	4.10	57,227	2,318	4.05
Total interest-bearing deposits	5,377,826	198,810	3.70	4,355,393	198,013	4.55
Borrowed funds	274,672	13,233	4.82	336,364	17,282	5.14
Total interest-bearing liabilities	5,652,498	212,043	3.75	4,691,757	215,295	4.59
Non-interest-bearing liabilities:
Non-interest-bearing deposits	1,360,516			1,788,170
Other non-interest-bearing liabilities	135,135			119,364
Total liabilities	7,148,149			6,599,291
Stockholders' equity	732,611			694,154
Total liabilities and equity	$7,880,760			$7,293,445
Net interest income		$303,235			$253,084
Net interest rate spread (2)			2.84%			1.94%
Net interest margin (3)			3.88%			3.53%
Total cost of deposits (4)			2.95%			3.22%
Total cost of funds (5)			3.02%			3.32%

(1)	Amount includes deferred loan fees and non-performing loans.
(2)	Determined by subtracting the average cost of total interest-bearing liabilities from the average yield on total interest-earning assets.
(3)	Determined by dividing annualized net interest income by total average interest-earning assets.
(4)	Determined by dividing annualized interest expense on deposits by total average interest-bearing and non-interest-bearing deposits.
(5)	Determined by dividing annualized interest expense by the sum of total average interest-bearing liabilities and total average non-interest-bearing deposits.

Reconciliation of Non-GAAP Measures

In addition to the results presented in accordance with Generally Accepted Accounting Principles (“GAAP”), this earnings release includes certain non-GAAP financial measures. Management believes these non-GAAP financial measures provide meaningful information to investors in understanding the Company’s operating performance and trends. These non-GAAP measures have inherent limitations and are not required to be uniformly applied and are not audited. They should not be considered in isolation or as a substitute for an analysis of results reported under GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies. Reconciliations of non-GAAP/adjusted financial measures disclosed in this earnings release to the comparable GAAP measures are provided in the following tables:

	Quarterly Data					Year ended
(dollars in thousands,	Dec. 31,	Sept. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Dec. 31,	Dec. 31,
except per share data)	2025	2025	2025	2025	2024	2025	2024
Average assets	$8,319,679	$7,964,712	$7,775,199	$7,451,703	$7,363,252	$7,880,760	$7,293,445
Less: average intangible assets	9,733	9,733	9,733	9,733	9,733	9,733	9,733
Average tangible assets (non-GAAP)	$8,309,946	$7,954,979	$7,765,466	$7,441,970	$7,353,519	$7,871,027	$7,283,712

Average common equity	$735,722	$731,281	$723,974	$738,224	$721,506	$732,611	$694,154
Less: average intangible assets	9,733	9,733	9,733	9,733	9,733	9,733	9,733
Average tangible common equity (non-GAAP)	$725,989	$721,548	$714,241	$728,491	$711,773	$722,878	$684,421

Total assets	$8,255,716	$8,234,430	$7,853,849	$7,616,298	$7,300,749	$8,255,716	$7,300,749
Less: intangible assets	9,733	9,733	9,733	9,733	9,733	9,733	9,733
Tangible assets (non-GAAP)	$8,245,983	$8,224,697	$7,844,116	$7,606,565	$7,291,016	$8,245,983	$7,291,016

Common equity	$743,112	$732,040	$722,968	$737,846	$729,827	$743,112	$729,827
Less: intangible assets	9,733	9,733	9,733	9,733	9,733	9,733	9,733
Tangible common equity (book value) (non-GAAP)	$733,379	$722,307	$713,235	$728,113	$720,094	$733,379	$720,094

Common shares outstanding	10,088,617	10,382,218	10,421,384	11,066,234	11,197,625	10,088,617	11,197,625
Book value per share (GAAP)	$73.66	$70.51	$69.37	$66.68	$65.18	$73.66	$65.18
Tangible book value per share (non-GAAP) (1)	$72.69	$69.57	$68.44	$65.80	$64.31	$72.69	$64.31

(1)	Tangible book value divided by common shares outstanding at period-end.

Explanatory Note

Some amounts presented within this document may not recalculate due to rounding.